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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM N-8A

       NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:
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Name:  Henderson Global Funds
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Address of Principal Business Office (No. & Street, City, State, Zip Code):

737 North Michigan Avenue, Suite 1950, Chicago, Illinois 60611
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Telephone Number (including area code):  (312) 397-1122
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Name and address of agent for service of process:  Brian Booker, 737 North
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Michigan Avenue, Suite 1950, Chicago, Illinois 60611
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Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
Yes [X]     No [_]

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Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Chicago and State of Illinois on the 4th day of June 2001.

                                         HENDERSON GLOBAL FUNDS

                                         /s/ Sean Dranfield
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                                         By: Sean Dranfield
                                             Trustee

                                         Attest: /s/ Brian Booker
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                                         By: Brian Booker
                                         Title: Secretary